UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                                                                     May 28, 2015

CD INTERNATIONAL ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Florida	001-33694	13-3876100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 Fairway Drive, Suite 200, Deerfield Beach, FL	33441
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(954) 363-7333

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On May 28, 2015, China Direct Investments, Inc., a wholly owned subsidiary of CD International Enterprises, Inc( the “Company”), entered into Stock Purchase Agreements (the “Stock Purchase Agreements”) with four Chinese citizens, who were the original lenders in the Secured Promissory Notes between these four individuals and the Company dated August 21, 2012( the “Original Notes”). The four Original Notes were issued to these four Chinese citizens (collectively, the "Lenders") in an aggregate principle amount of $1,000,000 for value received. These promissory notes were due on February 29, 2013 and bear an interest rate of 12% per annum. As per the terms of the Stock Purchase Agreements, the Lenders agreed to convert the principle amount of the Original Notes into a total of 20,000,000 shares of the Company’s common stock at a purchase price of $0.05 per share, issuable on or before May 28, 2015.

The description of the terms and conditions of the Stock Purchase Agreements are qualified in their entirety by reference to these agreements which are filed as Exhibits 10.78, 10.79, 10.80 and 10.81 to this report.

Item 3.02                    Unregistered Sales of Equity Securities.

The information set forth above in “Item 1.01 Entry into a Material Definitive Agreement” is incorporated herein by reference.

Pursuant to the Stock Purchase Agreements, all 20,000,000 shares of the Company’s common stock were sold to the respective Lenders at a purchase price of $0.05 per share, on May 28, 2015. The sales of securities described above were exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

10.78	Stock Purchase Agreement dated May 28, 2015 by and between China Direct Investments, Inc and Weidong Chai
10.79	Stock Purchase Agreement dated May 28, 2015 by and between China Direct Investments, Inc and Xiangsheng Kong
10.80	Stock Purchase Agreement dated May 28, 2015 by and between China Direct Investments, Inc and Xingyuan Li
10.81	Stock Purchase Agreement dated May 28, 2015 by and between China Direct Investments, Inc and Junzhen Zhang

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CD International Enterprises, Inc.

Date: June 1, 2015	By: /s/ Yuejian (James) Wang
Yuejian (James) Wang, Chief Executive Officer